Exhibit 99.1

NEWS RELEASE

NYSE: MMP

Date:	May 27, 2004

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@magellanlp.com

Magellan Midstream Partners Closes on Refinancing Plan

Increases Earnings Guidance Excluding Refinancing Costs

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has closed on its previously announced debt and equity offerings associated with a refinancing plan to eliminate secured debt and improve financial flexibility.

The partnership issued 1 million common units and $250 million of 10-year senior unsecured notes for combined net proceeds of approximately $293 million, after payment of underwriting discounts and offering expenses. These funds primarily were used to refinance $268 million of existing secured debt. The partnership’s remaining secured debt was amended to release the collateral securing that debt, resulting in an unsecured capital structure for the partnership.

“Completion of this refinancing plan is an important step for our partnership,” said John Chandler, chief financial officer. “The plan has a positive net present value based on reducing current interest costs and locking in long-term rates now as opposed to 2007 and 2008 when the refinanced debt was scheduled to mature. In addition, the release of the collateral securing our debt will allow us to access the investment grade debt markets which should provide the partnership with significantly lower interest rates in the future.”

As part of the refinancing plan, the partnership also entered into interest rate swap agreements through October 2007, resulting in approximately 55 percent of the partnership’s debt having fixed interest rates and 45 percent having floating rates. The debt reduction and interest rate swaps are expected to result in reduced interest costs for the partnership. Based on the current Eurodollar floating interest rate, the weighted average interest cost for the partnership is approximately 5.8 percent on $552 million of debt compared to approximately 6.5 percent on $570 million of debt under the previous structure.

Based on the performance of the partnership’s assets so far during the second quarter, management is raising its earnings guidance excluding refinancing costs from 85 cents to $1.05 per limited partner unit for the second quarter and from $3.50 to $3.70 per limited partner unit for the full year.

“The increase in our second-quarter earnings guidance reflects higher than expected transportation volumes on our petroleum products pipeline system, additional product margin from our refined products management business and strong earnings from our recent terminals acquisition,” said Don Wellendorf, chief executive officer.

The second quarter will be negatively impacted, however, by approximately $17 million of refinancing costs, resulting in an approximate 51-cent reduction in earnings per limited partner unit during the current quarter and a 50-cent reduction for the full year. Therefore, management currently expects earnings per limited partner unit including the refinancing costs to be 54 cents for the second quarter and $3.20 for the full year. A reconciliation of expected 2004 earnings per limited partner unit to earnings per limited partner unit excluding refinancing costs follows:

MAGELLAN MIDSTREAM PARTNERS, L.P.

RECONCILIATION OF EXPECTED 2004 EARNINGS PER LIMITED PARTNER UNIT

EXCLUDING REFINANCING COSTS

(Unaudited)

	Second Quarter 2004	Full Year 2004
Earnings per limited partner unit reconciliation:
Expected earnings per limited partner unit excluding refinancing costs	$1.05	$3.70

Refinancing costs:
Prepayment premiums	$(0.39)	$(0.38)
Write-off of unamortized debt placement fees	(0.15)	(0.15)
Gain on interest rate hedge	0.03	0.03

Total refinancing costs	$0.51	$0.50

Expected earnings per limited partner unit	$0.54	$3.20

Weighted average number of limited partner units outstanding (millions)	27.8	28.0

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.